EXHIBIT 10.2
AMENDMENT NO. 1
TO
LINCOLN ELECTRIC HOLDINGS, INC.
2006 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS
Recitals
     WHEREAS, Lincoln Electric Holdings, Inc. (the “Company”) has adopted the 2006 Stock Plan for Non-Employee Directors (the “Plan”);
     WHEREAS, the Company now desires to amend the Plan to change the definition of Fair Market Value and the provision relating to adjustments in the event of certain corporate transactions; and
     WHEREAS, the Nominating and Corporate Governance Committee has approved this Amendment No. 1 to the Plan (“Amendment No. 1”).
Amendment
     NOW, THEREFORE, the Plan is hereby amended by this Amendment No. 1, effective as of October 20, 2006, as follows:
     1. The definition of “Fair Market Value” in Section 2 of the Plan is amended to read as follows:
     “Fair Market Value” means, as of any particular date, the per share closing price of a Common Share on the NASDAQ Global Market on the day such determination is being made (as reported in The Wall Street Journal) or, if there was no closing price reported on such day, on the most recently preceding day on which such a closing price was reported; or if the Common Shares are not listed or admitted to trading on the NASDAQ Global Market on the day as of which the determination is being made, the amount determined by the Committee to be the fair market value of a Common Share on such day, unless otherwise determined by the Committee.
     2. Section 9 of the Plan is amended to read as follows:
     Adjustments. The Committee shall make or provide for such adjustments in the number and kind of shares covered by outstanding Options and Restricted Stock Units granted hereunder, in the Option Price and in the kind of shares covered thereby, as is equitably required to prevent dilution or enlargement of the rights of Participants or Optionees that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, or (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. However, such adjustments shall be made automatically, without the necessity of Committee action, on the customary arithmetical basis in the case of any stock split, including a stock split effected by means of a stock dividend, and in the case of any other dividend paid in shares of the Company. Moreover, in the event of any such transaction or event, the Committee, in its discretion, may provide in substitution for any or all outstanding awards under this Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all awards so replaced. The Committee shall also make or provide for such adjustments in the numbers and kind of shares specified in Section 3 and Section 5 of this Plan as is appropriate to reflect any transaction or event described in this Section 9.
     3. Except as amended by Amendment No. 1, the Plan shall remain unchanged and in full force and effect.
     IN WITNESS WHEREOF, the undersigned has executed this Amendment No. 1 effective as of the date first written above.

LINCOLN ELECTRIC HOLDINGS, INC.
By:	/s/ Frederick G. Stueber
	Name:	Frederick G. Stueber
	Title:	Senior Vice President, General Counsel & Secretary

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